Exhibit 99.1

Sovereign Bancorp                                   News Release

      FOR IMMEDIATE RELEASE        CONTACT:

January 20, 1998                   Karl D. Gerhart        (610) 320-8437
                                   Mark R. McCollom       (610) 208-6426
                                   Linda Hagginbothom     (610) 320-8498
_________________________________________________________________
_________________________________________________________________

        Corporate Headquarters:  1130 Berkshire Blvd., Wyomissing, PA

                             SOVEREIGN ANNOUNCES

                      1997 NET OPERATING INCOME UP 26%

      WYOMISSING, PA...Sovereign Bancorp, Inc. ("Sovereign") (NASDAQ/NMS:SVRN), parent company of Sovereign Bank, announced 1997 net operating income of $114.4 million excluding merger-related charges, an increase of 26% from 1996 net operating income of $91.0 million excluding a non-recurring charge for the recapitalization of the SAIF insurance fund. Diluted earnings per share ("EPS") excluding one-time merger-related charges for the year ended 1997 was $1.12, an increase of 23% compared to $0.91 reported for the year ended 1996 excluding the one-time SAIF assessment. On a fully diluted basis (which utilizes accounting rules that are no longer in effect at December 31, 1997), excluding one-time charges, earnings per share for 1997 was $1.11 compared to $0.91 for 1996.

      For 1997, excluding the one-time charges, return on average equity was 15.59% and return on average assets was 0.85%, compared to 13.36% and 0.78%, respectively, for 1996.

      Sovereign's fourth quarter 1997 net operating income increased 31% to $30.1 million from $23.0 million for the fourth quarter of 1996. Fourth quarter EPS exclusive of one-time charges, was $0.29, an increase of 26% compared to $0.23 for fourth quarter 1996.
      "We are pleased with Sovereign's 1997 earnings growth and the significant contributions made by Sovereign in executing its Super Community Bank strategy. Sovereign's 1997 results reflect the Company's continued commitment to building shareholder value by consistently increasing earnings, continuing strategic acquisitions, and executing strategic initiatives," commented Jay S. Sidhu, Sovereign's President and Chief Executive Officer.

      Sovereign's year-to-date net income, including one-time charges noted above, increased 11% to $77.6 million from $70.1 million for the same period last year. For the year ended
December 31, 1997, EPS including one-time charges were $0.76, an increase of 9% from earnings per share for the year ended
December 31, 1996 of $0.70 including one-time charges.

      Consumer loans originated during the fourth quarter of 1997 totaled $380.8 million compared to $286.6 million in the fourth quarter of 1996. During the fourth quarter of 1997, Sovereign's newly acquired Automobile Finance Division originated
$171.3 million in loans. At December 31, 1997, Sovereign's consumer loan portfolio was $2.9 billion, compared to $1.0 billion at December 31, 1996. At December 31, 1997, consumer loans comprised 29.1% of Sovereign's loan portfolio compared to 12.0% at December 31, 1996.

      Commercial originations were also strong during the quarter, totaling $48.3 million, with the total commercial loan pipeline currently exceeding $178 million. At December 31, 1997,
Sovereign's commercial loan portfolio was $836.5 million, compared to $389.4 million at December 31, 1996. At December 31,
1997, commercial loans totaled 8.4% of Sovereign's loan portfolio, compared to 4.7% at December 31, 1996.

      First mortgage originations during the fourth quarter of 1997 were $211.7 million, compared to $324.7 million originated during the fourth quarter of 1996. Approximately 64% of the first mortgage loans originated in the fourth quarter of 1997 were variable rate loans. At December 31, 1997, Sovereign's mortgage loan portfolio was $6.2 billion, 62.5% of its loan portfolio, compared to $6.9 billion and 83.3% of the loan portfolio at December 31, 1996.

      Net interest income for the fourth quarter of 1997 was $95.4 million compared to $78.3 million for the fourth quarter of 1996 an increase of 22%. Year-to-date net interest income increased to $340.8 million compared to $304.1 million for the same period last year. The net interest margin was 2.80% for the fourth quarter of 1997, compared to 2.67% in the third quarter of 1997. The net interest margin for 1997 was 2.68%.

      Other income was $11.2 million for the fourth quarter of 1997, down from $15.2 million for the fourth quarter of 1996. Other income for the year ended December 31, 1997 was $38.5 million, as compared to $46.3 million for the year ended December 31, 1996. These declines were due primarily to credit card fees recorded by an acquired company in 1996. This company sold its credit card operations prior to its merger with Sovereign in 1997; however, pooling-of-interests accounting requires that all prior periods be reflected on Sovereign's records. Excluding these credit card fees, other income increased 14% during 1997. Deposit fees increased by 8% to $16.5 million during 1997, as compared to $15.3 million for the year ended December 31, 1996. Mortgage banking gains were very strong at $6.4 million for 1997, compared to $1.4 million for 1996, due primarily to internal restructuring and management enhancements made to this business unit during 1997.

      Sovereign's ratio of general and administrative expenses to average assets was 1.29% for the fourth quarter of 1997, an improvement from 1.45% for the fourth quarter of 1996. Year-to-date general and administrative expense, excluding the one-time merger-related charges for acquisitions, decreased to $163.3 million from $170.5 million for the same period last year.

      The ratio of non-performing assets to total assets improved to 0.63% on December 31, 1997 from 0.80% on December 31, 1996. Excluding government-guaranteed student loans for which Sovereign retains minimal credit risk and the newly acquired auto loans, Sovereign's total 30 day+ delinquencies to total loans at December 31, 1997 were 1.81% compared to 1.83% at December 31, 1996. Including the Auto Finance Division, Sovereign's total 30 day+ delinquencies to total loans were 2.62%. The ratio of loan loss reserves to non-performing loans was 108% at December 31, 1997 as compared to 56% at December 31, 1996. During the fourth quarter of 1997 Sovereign added a total of $6.0 million to its loan loss reserves as a result of increased commercial and consumer lending emphasis, due largely to the acquisition of the Auto Finance Division.

      As a result of Sovereign's continued emphasis on relationship selling, total deposits grew by $139.1 million during the fourth quarter of 1997, bringing the year-to-date increase to $654.5 million, exclusive of all acquisitions. Core deposits (non-certificates of deposit) grew to $3.3 billion at December 31, 1997.

      At December 31, 1997, Sovereign's Tier 1 capital totaled approximately $750 million, compared to approximately
$595 million at December 31, 1996. Sovereign's Tier 1 capital ratio is approximately 5.25% at December 31, 1997.

      Total assets at December 31, 1997 were $14.3 billion, as compared to total assets at December 31, 1996 of $12.5 billion. Total deposits and shareholders' equity were $7.9 billion and $778.2 million, respectively, at December 31, 1997, compared to $7.2 billion and $701.7 million, respectively, at December 31, 1996. Total assets proforma for all pending acquisitions are $17.9 billion.

      "Sovereign remains committed to building shareholder value by continuing to focus on its critical success factors of high asset quality, low interest rate risk and low overhead, while delivering innovative products through a well-trained team of professionals," stated Richard E. Mohn, Sovereign's Chairman of the Board.

      Sovereign currently has pending the acquisition of ML Bancorp, Inc. ("ML Bancorp") a $2.4 billion financial institution headquartered in Villanova, Pennsylvania. This acquisition is expected to close late in the first quarter of 1998, and will add 29 community banking offices plus significant business, consumer, and mortgage banking capabilities to Sovereign's Pennsylvania franchise.

      On December 15, 1997, Sovereign announced the pending acquisition of Carnegie Bancorp, Inc. ("Carnegie"). Carnegie is a $432 million commercial bank holding company headquartered in Princeton, New Jersey whose principal operating subsidiary operates seven branches throughout central New Jersey and one branch in Pennsylvania. On December 19, 1997, Sovereign announced the pending acquisition of First Home Savings Bank, F.S.B., ("First Home"). First Home is a $531 million bank holding company headquartered in Pennsville, New Jersey whose principal operating subsidiary operates ten branches in Salem, Gloucester, and Camden counties, New Jersey and New Castle county, Delaware. Both of these acquisitions are expected to close during the second quarter of 1998.

      Sovereign is a proforma $17.9 billion bank holding Company with approximately 190 Community Banking Offices operating in
eastern Pennsylvania, northern Delaware, and New Jersey.   The
third largest bank headquartered in Pennsylvania, the closing price of Sovereign's Common Stock on Tuesday, January 20, 1998 was $19.56 per share and its Preferred Stock closed at $119.25 per share.

                                 - THE END -

                       CONDENSED FINANCIAL INFORMATION
                               (In Thousands)

BALANCE SHEET            At Dec. 31, 1997       At Dec. 31, 1996

Total Assets                $14,336,283            $12,500,852
Loans                         9,923,510              8,321,771
Loans held for Resale            22,826                 32,955
Investments & MBSs            3,913,950              3,730,254
Total Liabilities            13,460,564             11,799,427
Deposits                      7,889,921              7,235,395
Stockholders' Equity            778,247                701,425

                                     3 Months Ended             Year Ended
                                         Dec. 31                 Dec. 31

INCOME STATEMENT

                                      1997       1996        1997        1996
Net Interest Income                 $95,392    $78,289    $340,849    $304,121
Provision for Loan Losses             6,000      5,200      37,199      15,366
Other Income                         11,150     15,214      38,480      46,304
General & Administrative Expenses    46,559     45,249     163,338     170,459
Other Expenses                        5,491      4,901      19,518      17,272
Income Before Taxes and One-Time     48,492     38,153     159,274     147,328
Income Tax Provision                 18,427     15,136      52,376      56,344
One-Time Charges(1)                    -0-       1,753      29,258      20,845
Net Income                          $30,065    $21,264    $ 77,640    $ 70,139
Earnings Per Share                  $  0.29    $  0.21    $   0.76    $   0.70

Net Income before One-Time
Charges(1)                          $30,065    $23,017    $114,37     $90,984
EPS before One-Time Charges(1)      $  0.29    $  0.23    $  1.12     $  0.91

(1) For 1997, one-time charges include $24.9 million (pre-tax) of merger related charges classified as provision for loan losses for the twelve months ended December 31, 1997. Total merger related charges were $54.2 million ($36.6 million net of tax) for the year ended December 31, 1997. For 1996, one-time charges include $1.8 million (after-tax) for three months ended December 31, 1996 and $20.8 million (after-tax) for the year ended December 31, 1996 for a one-time assessment charged for the recapitalization of the SAIF insurance fund.

                                     KEY STATISTICS

          PERFORMANCE STATISTICS                           3 MONTHS              YEAR
                                                        1997      1996      1997      1996
Return on Average Assets(1)                             0.83%     0.80%     0.85%    0.78%
Return on Average Equity(1)                            15.63%    14.35%    15.59%   13.36%
G & A Exp on Average Assets                             1.29%     1.45%     1.22%    1.47%
Efficiency Ratio(2)                                    43.33%    49.96%    43.09%   49.28%

           CONTROL STATISTICS                           AT DEC 31, 1997    AT DEC 31, 1996
Stockholders' Equity to Total Assets                           5.43%            5.61%
Allowance for Loan Losses to Total Loans                       0.92%            0.63%
Non-Performing Assets to Total Assets                          0.63%            0.80%
General Reserves for Loan Losses to Non-Performing Loans        108%              56%
Non-Performing Loans to Total Loans                            0.81%            1.01%
FTE Employees                                                  2,170            1,856

           STOCK STATISTICS(3)                          AT DEC 31, 1997    AT DEC 31, 1996
Preferred Shares Outstanding                                1,996,467          2,000,000
Common Shares Outstanding                                  89,601,502         88,092,704
Diluted Shares Outstanding                                103,231,761        101,996,838
Book Value Per Share(4)                                         $7.66              $7.02
Tangible Book Value Per Share Net of Tax Benefit(5)             $6.75              $6.10

NOTES:      (1)  Excludes merger related charges for 1997 and SAIF
                 assessment charge for 1996.

            (2)  Efficiency Ratio equals all general and
                 administrative expenses as a percentage of net interest income and recurring non-interest income.

            (3) Restated for all stock splits/dividends payable to date.

            (4) Book value equals equity divided by common shares and if-converted preferred shares.

            (5) Computed net of tax benefit on certain intangible assets.